UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

Sport Endurance, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-161943	26-2754069
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street, 21st Floor Jersey City, NJ	07302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 846-4280

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2018, Sport Endurance, Inc. (the “Company”) repaid $169,715 in principal and accrued interest of the related party notes held by Mr. David Lelong, the Company’s President and Chief Executive Officer.

On February 15, 2018, and March 9, 2018 the Company issued Senior Secured Convertible Promissory Notes (the “Notes”) to an investor (the “Junior Lender”) in the amount of $250,000 and $777,202, respectively. The Notes were disclosed in the Company’s Form 8-Ks filed on February 21, 2018 and on March 14, 2018, respectively.

Page 13 of the Company’s March 14, 2018 Form 8-K (the “March 8-K”) stated that the Company “may issue up to approximately 104,775,000 shares if the  Junior Lender converts the [Notes] and exercises the warrants.” However, the Company and the Junior Lender had previously orally agreed to waive the anti-dilution provisions of the Notes in connection with the issuance of 25,000,000 Warrants to the entity that lent the Company’s subsidiary $5,000,000 of bitcoin. Accordingly, the conversion price of the Notes remains at $0.50 per share. The exercise price of the warrants issued to the Junior Lender in connection with the Notes remains at $0.01 per share. As such, the March 8-K is amended to state that the Company may issue up to approximately 4,109,000 shares of the Company’s common stock if the Junior Lender converts the Notes and exercises the warrants. The Junior Lender holds an additional principal amount of $764,195 of notes of the Company which are convertible at $0.03 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT ENDURANCE, INC.

Date: March 27, 2018	By: /s/ David Lelong Name: David Lelong Title: Chief Executive Officer